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                                   EXHIBIT 11

                    THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE

                   FOR THE THREE YEARS ENDED DECEMBER 31, 1994


                                                     1996                    1995                  1994
                                                     ----                    ----                  ----

NET (INCOME) LOSS BEFORE
  EXTRAORDINARY ITEM                             $  511,806             $(2,054,434)          $ ( 932,473)

EXTRAORDINARY ITEM                                        -                       -            11,159,640
                                                 ----------             -----------           -----------

NET INCOME (LOSS)                                $  511,806             $(2,054,434)          $12,092,113
                                                 ==========             ===========           ===========

WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING
  DURING THE PERIOD                               1,255,225               1,255,225             1,255,225
                                                 ==========             ===========           ===========

LOSS PER SHARE
  BEFORE EXTRAORDINARY
  ITEM                                                 $.41             $     (1.64)                 $.74

EXTRAORDINARY ITEM                                        -             $         -                  8.89
                                                    -------             -----------           -----------


INCOME (LOSS) PER
  SHARE AFTER
  EXTRAORDINARY ITEM                             $      .41              $     (1.64)         $      9.63
                                                 ==========              ===========          ===========




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